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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                 ______________

                                   FORM 8-A/A

                                Amendment No. 1

           For Registration of Certain Classes of Securities Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

                                 ______________

                                  EQUIFAX INC.
             (Exact Name of Registrant as Specified in Its Charter)

                  Georgia                                       58-0401110
       (State or other jurisdiction)                         (I.R.S. Employer
       of incorporation or organization)                    Identification No.)

           1550 Peachtree Street, N.W.                             30309
                Atlanta, Georgia                                 (Zip Code)
    (Address of principal executive offices)

    If this form relates to the registration of a         If this form relates to the registration of a
    class of securities pursuant to Section 12(b)         class of securities pursuant to Section 12(g)
    of the Exchange Act and is effective                  of the Exchange Act and is effective
    pursuant to General Instruction A.(c), please         pursuant to General Instruction A.(d),
    check the following box.  [X]                         please check the following box. [__]

Securities Act registration statement file number to which this form relates:  __________________________
                                                                                     (If applicable)
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       Securities to be registered pursuant to Section 12(b) of the Act:


              Title of each class               Name of each exchange on which
              to be so registered               each class is to be registered

         Common Stock Purchase Rights              New York Stock Exchange


       Securities to be registered pursuant to Section 12(g) of the Act:

                                     None.

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Item 1.   Description of Registrant's Securities to be Registered.

          Equifax Inc., a Georgia corporation (the "Company"), amended the
Rights Agreement dated October 25, 1995 (the "Rights Agreement") between the
Company and SunTrust Bank, Atlanta, as Rights Agent, pursuant to the Amendment to Rights Agreement dated as of July 7, 2001 between the Company and SunTrust
Bank, as Rights Agent (the "Amendment"), for purposes of adjusting the Purchase
Price, as defined in the Rights Agreement, to reflect the effect of a special distribution to the Company's shareholders of all of the shares of Certegy Inc., a wholly-owned subsidiary of the Company (as well as all prior Purchase Price adjustments and/or events for which an adjustment is appropriate).

          The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as an exhibit hereto and incorporated herein by reference. Copies of the Rights Agreement, as amended and the related Summary of Rights to Purchase
Common Shares, which is attached as Exhibit B to the Rights Agreement, are available free of charge from the Company.

Item 2.   Exhibits.

     Exhibit No.    Description
     -----------    -----------

            99.1   Amendment to Rights Agreement, dated as of July 7, 2001, to the Rights Agreement, Dated as of October 25, 1995, between the Company and SunTrust Bank
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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                EQUIFAX INC.
                                (Registrant)

                                By: /s/ Kent E. Mast
                                   ---------------------------------------------
                                Name: Kent E. Mast
                                Title: Corporate Vice President, General Counsel
                                and Secretary


Dated:  July 9, 2001
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                               INDEX TO EXHIBITS

Exhibit No.    Description
-----------    -----------

       99.1    Amendment to Rights Agreement, dated as of July 7, 2001, to the
               Rights Agreement, Dated as of October 25, 1995, between the
               Company and SunTrust Bank